Exhibit 3.1
FIVE STAR QUALITY CARE, INC.
ARTICLES OF AMENDMENT
Five Star Quality Care, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: At the Effective Time (as defined below), Article SECOND of the charter of the Company (the “Charter”) shall be amended to change the name of the Company to:
Five Star Senior Living Inc.
SECOND: The amendment to the Charter as set forth above has been duly approved by the Board of Directors of the Company, and no stockholder approval was required, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.
THIRD: The amendment to the Charter as set forth above shall take effect at 12:01 AM, Eastern Time, on March 3, 2017 (the “Effective Time”).
FOURTH: The undersigned officer of the Company acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its President, and attested to by its Assistant Secretary, on this 2nd day of March, 2017.

ATTEST:		FIVE STAR QUALITY CARE, INC.

/s/ Katherine E. Potter	By:	/s/ Bruce J. Mackey Jr.	(SEAL)
Katherine E. Potter		Bruce J. Mackey Jr.
Assistant Secretary		President

[Signature Page: Articles of Amendment – Name Change]